The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement      SUBJECT TO COMPLETION      February 15, 2008

       Pricing Supplement to the Prospectus dated January 5, 2007 and the
                  Prospectus Supplement dated February 28, 2007

  [RBC LOGO]                   US$
                               Royal Bank of Canada
                               Enhanced Return (Leveraged) Notes
                               Linked to the SPDR(R) S&P(R) Homebuilders ETF, due November 28, 2008

Issuer:                       Royal Bank of Canada ("Royal Bank")
Issue:                        Senior Global Medium-Term Notes, Series C
Trade Date:                   February 25, 2008 ("pricing date")
Issue Date:                   February 29, 2008
Maturity Date and Term:       November 28, 2008 (resulting in a term to maturity
                              of approximately nine months)
Coupon:                       We will not pay you interest during the term of
                              the Notes.
Underlying ETF:               The return on the Notes is linked to the
                              performance of SPDR(R) S&P(R) Homebuilders ETF
                              (the "Underlying ETF").
                              Underlying ETF                       Initial Price
                              --------------                       -------------
                              SPDR(R) S&P(R) Homebuilders ETF
Underlying Index:             S&P(R) Homebuilders Select IndustryTM Index
Maximum Redemption
  Amount:                     The principal amount invested ("principal amount")
                              multiplied by [128-132]%, TBD on pricing date
Minimum Investment:           US$1,000 (Subject to such other restrictions, as
                              may be applicable to such investors under the
                              private offering rules of any jurisdiction outside
                              the United States. See "Risk Factors--Non-U.S.
                              Investors May Be Subject to Certain Additional
                              Risks.")
Denomination:                 US$1,000 and integral multiples of US$1,000
                              thereafter (except that non-U.S. investors may be
                              subject to higher minimums).
Payment at Maturity:          The amount payable on each Note upon maturity will
                              be calculated as follows:
                              If the final price is greater than or equal to the
                              initial  price, then, at maturity, you will
                              receive a cash payment equal to the lesser of:
                                  (1) principal amount + (principal amount x
                                      percentage change x 3), or
                                  (2) the maximum redemption amount.
                              If the final price is less than the initial price,
                              then, at maturity, you will receive a cash payment
                              equal to:
                                      principal amount + (principal amount x
                                      percentage change)
                              The Notes are not principal protected. You may
                              lose some or all of your initial investment.
Percentage Change:            The percentage change is calculated using the
                              following formula (expressed as a percentage):

                                         Final Price - Initial Price
                                         ---------------------------
                                                Initial Price

Initial Price:                The closing price of the Underlying ETF on
                              February 25, 2008 (the "initial valuation date").
Final Price:                  The closing price of the Underlying ETF on
                              November 21, 2008 (the "final valuation date").
Clearance and Settlement:     DTC global (including through its indirect
                              participants Euroclear and Clearstream, Luxembourg
                              as described under "Ownership and Book-Entry
                              Issuance" in the accompanying prospectus).
CUSIP Number:                 78008E3J4
Listing:                      The Notes will not be listed on any securities
                              exchange or quotation system.
Calculation Agent:            The Bank of New York

Tax Treatment                 The United States federal income tax consequences
                              of your investment in the Notes are uncertain. In
                              the opinion of our counsel, Sullivan & Cromwell
                              LLP, your Notes should be treated as a pre-paid
                              cash-settled forward derivative contract with
                              respect to the Underlying ETF. If your Notes are
                              so treated, you should generally recognize
                              short-term capital gain or loss upon the sale or
                              maturity of your Notes in an amount equal to the
                              difference between the amount you receive at such
                              time and the amount you paid for your Notes. By
                              purchasing a note, you agree (in the absence of a
                              change in law, an administrative determination or
                              a judicial ruling to the contrary) to be bound for
                              United States federal income tax purposes to the
                              specific United States tax characterization of the
                              notes described in this pricing supplement.
Terms Incorporated in the     All of the terms appearing above this item on the
  Master Note                 cover page of this pricing supplement and the
                              terms appearing under the caption "Specific Terms of the Note" below.

          Investing in the Notes involves risks that are described in the "Risk Factors" section of this pricing supplement and page S-4 of the accompanying prospectus supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

          We may use this pricing supplement in the initial sale of Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

          If the notes priced today, RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $13.75 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of approximately $13.75 per $1,000 principal amount note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. If the notes priced today, the price of the notes would also include a profit of $12.50 per $1,000 principal amount earned by Royal Bank of Canada in hedging its exposure under the notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada exceed $33.75 per $1,000 principal amount note. See "Use of Proceeds and Hedging" beginning on page PS-29 of the accompanying product supplement.

          The price to purchasers who maintain accounts with participating dealers in which only asset-based fees are charged is ____% and the concession paid to such dealers is __%. The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

          The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

                                                                                                          Proceeds to
                                                                                                         Royal Bank of
                                                            Price to Public     Agent's Commission          Canada
                                                            ---------------     ------------------          ------
Per Note.................................................        100%                   %                      %
Total....................................................          $                    $                      $

                         RBC Capital Markets Corporation
                   Pricing Supplement dated February __, 2008

                       THIS PAGE INTENTIONALLY LEFT BLANK

                                             TABLE OF CONTENTS

Pricing Supplement
Summary...............................................................................................         P-5
Risk Factors..........................................................................................         P-9
The Underlying ETF....................................................................................        P-14
Specific Terms of the Notes...........................................................................        P-18
Use of Proceeds and Hedging...........................................................................        P-22
Supplemental Tax Considerations.......................................................................        P-23
Supplemental Plan of Distribution.....................................................................        P-24

Prospectus Supplement
About This Prospectus Supplement......................................................................         S-1
Risk Factors..........................................................................................         S-1
Use of Proceeds.......................................................................................         S-4
Description of the Notes We May Offer.................................................................         S-5
Certain Income Tax Consequences.......................................................................        S-24
Supplemental Plan of Distribution.....................................................................        S-25
Documents Filed as Part of the Registration Statement.................................................        S-30

Prospectus
Documents Incorporated by Reference...................................................................           2
Where You Can Find More Information...................................................................           3
Further Information...................................................................................           3
About This Prospectus.................................................................................           4
Presentation of Financial Information.................................................................           5
Caution Regarding Forward-Looking Information.........................................................           5
Royal Bank of Canada..................................................................................           6
Risk Factors..........................................................................................           6
Use of Proceeds.......................................................................................           6
Consolidated Ratios of Earnings to Fixed Charges......................................................           7
Consolidated Capitalization and Indebtedness..........................................................           8
Description of Debt Securities........................................................................           9
Tax Consequences......................................................................................          26
Plan of Distribution..................................................................................          38
Benefits Plan Investor Considerations.................................................................          40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others...................          41
Validity of Securities................................................................................          41
Experts...............................................................................................          41
Supplemental Financial Statement Schedule.............................................................          42
Other Expenses of Issuance and Distribution...........................................................          45

                                     SUMMARY

     The Notes due November 28, 2008 linked to the SPDR(R) S&P(R) Homebuilders ETF (the "Notes") are medium-term notes issued by Royal Bank offering a leveraged return linked to the performance of the SPDR(R) S&P(R) Homebuilders ETF (the "Underlying ETF"). If the Underlying ETF depreciates, you will receive a negative return on the Notes and you may lose some or all of your initial investment. The following is a summary of the terms of the Notes, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Notes. The Notes may be offered to certain investors outside the United States in accordance with applicable local law. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the "prospectus" mean our accompanying prospectus, dated January 5, 2007, and references to the "prospectus supplement" mean our accompanying prospectus supplement, dated February 28, 2007, which supplements the prospectus. Capitalized terms used in this pricing supplement which are defined in the accompanying prospectus or prospectus supplement shall have the meanings assigned to them in the prospectus or prospectus supplement.

Selected Purchase Considerations:

o Exposure to the Underlying ETF Appreciation--The Notes are designed for investors who believe that the Underlying ETF will appreciate between the initial valuation date and the final valuation date. You will receive a positive return on your Notes only if the Underlying ETF appreciates. You will receive any such gains at maturity.

o Leveraged Return--If the Underlying ETF appreciates between the initial valuation date and the final valuation date, you will receive a positive return on your Notes equal to three times the amount of the percentage change of such appreciation. Any such leveraged return, however, will be capped at [28-32]%, to be determined on the pricing date.

o No Principal Protection--You will lose some or all of your principal amount invested ("principal amount") at maturity, if the Underlying ETF depreciates between the initial valuation date and the final valuation date.

o Diversification--The Notes may provide diversification within the equity portion of your portfolio through exposure to the Underlying ETF.

Selected Risk Considerations:

     An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in this pricing supplement.

o Principal at Risk--You may receive less, and possibly significantly less, than your principal amount at maturity, if the Underlying ETF depreciates between the initial valuation date and the final valuation date at a rate of 1% loss of principal for every 1% decrease in the price.

o The Total Return Is Capped, Which May Limit Your Potential Payment at Maturity--You will receive a positive return on your principal amount at maturity if the Underlying ETF appreciates between the initial valuation date and the final valuation date. Any return, however, will be capped at [28-32]%, to be determined on pricing date, of your principal amount. In contrast, an investment in a security linked directly to the positive performance of the Underlying ETF (without a cap) will not limit an investor's return linked to the appreciation, if any, of the Underlying ETF at maturity.

o No Interest or Dividend Payments--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Underlying ETF (the "ETF Constituent Stocks"). Any return on your Notes will be paid at maturity.

o There May Be Little or No Secondary Market for the Notes--The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. RBC Capital Markets Corporation and potentially other affiliates of Royal Bank intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

The Notes may be a suitable investment for you if:

o You seek an investment with a return linked to the performance of the Underlying ETF.

o   You are willing to hold the Notes to maturity.

o   You do not seek current income from this investment.

o   You do not seek principal protection if held to maturity.

o You believe the price of the Underlying ETF will increase during the term of the Notes (and therefore you will receive a positive return on your investment).

The Notes may not be a suitable investment for you if:

o   You are unable or unwilling to hold the Notes to maturity.

o   You seek an investment that offers principal protection if held to maturity.

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

o   You seek current income from your investments.

o You believe the price of the Underlying ETF will depreciate during the term of the Notes (and therefore you will receive a negative return on your investment).

o You believe the price of the Underlying ETF will appreciate during the term of the Notes more then the maximum redemption amount.

o   You seek an investment for which there will be an active secondary market.

Who publishes the S&P(R) Homebuilders Select IndustryTM Index and what the S&P(R) Homebuilders Select IndustryTM Index measures

     The S&P(R) Homebuilders Select IndustryTM Index (the "Underlying Index") is published by Standard & Poor's, a division of The McGraw Hill Companies, Inc. ("S&P"). The Underlying Index is an equal weighted market cap index that is designed to measure the performance of the homebuilders sub-industry portion of the S&P(R) Total Market Index ("S&P(R) TMI") a benchmark that defines the U.S. equity market.

     The S&P(R) TMI offers broad market exposure to companies of all market capitalization, including all common equities listed on the NYSE, the American Stock Exchange, and the NASDAQ National and Small Cap markets. Only U.S. companies are eligible for inclusion in the S&P(R) TMI.

     Each of the constituent stocks in the Underlying ETF is a constituent company within the homebuilding sub-industry of the S&P(R) TMI.

     You can obtain the level of the Underlying Index at any time from the Bloomberg Financial Markets page "SPSIHOTR <Index> <GO>" or from the Standard and Poor's website at www.standardandpoors.com .

No ownership interest in the stocks included in the Underlying ETF

     An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid or other distributions, in the stocks of the companies included in the Underlying ETF.

What Are the Tax Consequences?

     Absent a change in law or an administrative or judicial ruling to the contrary, you should treat the Notes for all U.S. tax purposes as a pre-paid cash-settled derivative contract with respect to the Underlying ETF. If the Notes are so treated, you should recognize short-term capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.

     The United States federal income tax consequences of your investment in the Notes are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, your Notes should be treated as described above, but it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Notes.

     For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax
Considerations--Supplemental U.S. Tax Considerations" in this pricing supplement.

     For a discussion of the Canadian federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental Canadian Tax Considerations" in this pricing supplement.

How Do the Notes Perform at Maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

Step 1: What is the final price and is it less than or greater than the initial price?

The "initial price" is the closing price of the Underlying ETF on the initial valuation date and the "final price" is the closing price of the Underlying ETF on the final valuation date.

Step 2: Calculate the percentage change.

The percentage change is equal to the following (expressed as a percentage):

Percentage Change = Final Price - Initial Price
                    ---------------------------
                            Initial Price

Step 3: Calculate the payment at maturity.

If the final price is greater than or equal to the initial price, then, at maturity, you will receive a cash payment equal to the lesser of:

           (1) principal amount + (principal amount x percentage change x 3), or

           (2) the maximum redemption amount.

If the final price is less than the initial price, then, at maturity, you will receive a cash payment equal to:

                  principal amount + (principal amount x percentage change)

Sample Calculations of the Payment Amount

     The examples set out below are included for illustration purposes only. The prices of the Underlying ETF used to illustrate the calculation of the Percentage Change are not estimates or forecasts of the initial price and final price (each as defined in "Payment Under the Notes-- Calculation of Percentage Change") of the Underlying ETF on which the calculation of the Percentage Change will depend. All examples assume that a holder has purchased Notes with an aggregate Principal Amount of $10,000, a maximum redemption amount of 130% and that no market disruption event has occurred.



Example 1--  Calculation of the payment at maturity where the Percentage Change is 5%.
             Percentage Change:         5%
             Payment at Maturity        $10,000 + [$10,000 x (5% x 300%)] =
                                        $10,000 + $1,500 = $11,500
             On a $10,000 investment, a 5% Percentage Change results in a payment at maturity of $11,500, a 15% return on the Notes.



Example 2--  Calculation of the payment at maturity where the Percentage Change is 15%.
             Percentage Change:         15%
             Payment at Maturity        $10,000 + [$10,000 x (15% x 300%)] =
                                        $10,000 + $4,500 = $14,500, but the
                                        Maximum Redemption Amount is $13,000.
             On a $10,000 investment, a 15% Percentage change results in a payment at maturity of $13,000, a 30% return on the Notes.



Example 3--  Calculation of the payment at maturity where the Percentage Change is less than 0%.
             Percentage Change:         -10%
             Payment at Maturity        $10,000 + ($10,000 x -10%) = $10,000 -
                                        $1,000 = $9,000
             On a $10,000 investment, a -10% percentage change results in a payment at maturity of $9,000, a -10% return on the Notes.

                                  RISK FACTORS

     The Notes are not secured debt and are riskier than ordinary unsecured debt securities. The return on the Notes is linked to the performance of the Underlying ETF. Investing in the Notes is not equivalent to investing directly in the stocks that comprise the Underlying ETF (the "Underlying ETF Constituent Stocks") or the Underlying ETF itself. See "The Underlying ETF" below for more information.

     This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Notes.

The Notes Do Not Pay Interest or Guarantee Return of Your Investment

     The Notes do not pay interest and may return less, possibly significantly less, than the principal amount invested. The amount payable at maturity will be determined pursuant to the terms described in this pricing supplement. At maturity, if the Underlying ETF depreciates between the initial valuation date and the final valuation date, you will lose a portion of your principal amount at a rate of 1% loss of principal for every 1% decrease in the price.

Your Potential Payment at Maturity May Be Limited

     The Notes may provide less opportunity to participate in the appreciation of the Underlying ETF than an investment in a security linked to the Underlying ETF providing full participation in the appreciation, because the return is capped at [28-32]% TBD on pricing date. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Underlying ETF.

Owning the Notes Is Not the Same as Owning the Underlying ETF Constituent Stocks or a Security Directly Linked to the Performance of the Underlying ETF

     The return on your Notes will not reflect the return you would realize if you actually owned the Underlying ETF Constituent Stocks or a security directly linked to the positive performance of the Underlying ETF and held such investment for a similar period because:

     o the return on the Notes at maturity is limited to the maximum redemption amount; and

     o the price of the Underlying ETF is calculated in part by reference to the prices of the Underlying ETF Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

     Even if the price of the Underlying ETF appreciates from the initial price during the term of the Notes, the market value of the Notes prior to maturity may not increase by the corresponding amount. It is also possible for the market value of the Notes prior to maturity to decline while the price of the Underlying ETF appreciates.

The Market Value of the Notes May Be Influenced by Unpredictable Factors

     The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the price of the Underlying ETF on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

     o the volatility of the Underlying ETF (i.e., the frequency and magnitude of changes in the price of the Underlying ETF);

     o the composition of the Underlying ETF and changes in the Underlying ETF Constituent Stocks;

     o    the market price of the Underlying ETF Constituent Stocks;

     o the dividend rate paid on the Underlying ETF Constituent Stocks (while not paid to holders of the Notes, dividend payments on the Underlying ETF Constituent Stocks may influence the value of the Underlying ETF Constituent Stocks and the price of the Underlying ETF, and therefore affect the market value of the Notes);

     o supply and demand for the Notes, including inventory positions with RBC Capital Markets Corporation or any other market-maker;

     o    interest rates in the market;

     o    the time remaining to the maturity of the Notes;

     o    the creditworthiness of Royal Bank; and

     o economic, financial, political, regulatory or judicial events that affect the price of the Underlying ETF or the market price of the Underlying ETF Constituent Stocks or that affect stock markets generally.

     In general, assuming all relevant factors are held constant, we anticipate that the effect on the market value of the notes based on a given change in most of the factors listed above will be less if it occurs earlier in the term of the notes than if it occurs later in the term of the notes.

The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Our Cost of Hedging its Market Risk under the Notes is Likely to Adversely Affect the Value of the Notes Prior to Maturity

     The price at which you purchase the notes includes a selling concession (including a broker's commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price. We expect that this effect will be greater if it occurs earlier in the term of the notes than if it occurs later in the term of the notes.

We are not affiliated with any Underlying ETF company and are not responsible for any disclosure made by any Underlying ETF company

     While we currently, or in the future, may engage in business with companies represented by constituent stocks of the Underlying ETF, neither we nor any of our affiliates, including the selling agents, assume any responsibility for the adequacy or accuracy of any publicly available information about any companies represented by the constituent stocks of the Underlying ETF or the calculation of the Underlying ETF. You should make your own investigation into the Underlying ETF and the companies represented by its constituent stocks. See the section entitled "The Underlying ETF" below for additional information about the Underlying ETF.

     Neither the ETF company or any of its affiliates, or any of the companies that comprise the Underlying ETF is involved in this offering of the notes or has any obligation of any sort with respect to the Notes. As a result, none of those companies has any obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the value of the Notes.

There May Not Be an Active Trading Market in the Notes--Sales in the Secondary Market May Result in Significant Losses

     You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the Notes, although they are not required to do so. RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

     If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

Changes That Affect the Underlying ETF Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity

     The policies of the ETF company concerning the calculation of the Underlying ETF, additions, deletions or substitutions of the Underlying ETF Constituent Stocks and the manner in which changes affecting the Underlying ETF Constituent Stocks or the issuers of the Underlying ETF Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Underlying ETF, could affect the Underlying ETF and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the ETF company changes these policies, for example by changing the manner in which it calculates the Underlying ETF, or if the ETF company discontinues or suspends calculation or publication of the Underlying ETF, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the closing price of the Underlying ETF is not available because of a market disruption event or for any other reason and no successor ETF is selected, the calculation agent--which initially will be The Bank of New York--may determine the closing price of the Underlying ETF or fair market value of the Notes --and thus the final price and the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

Except to the Extent Royal Bank and One or More of its Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Underlying ETF, There Is No Affiliation Between the Underlying ETF and Royal Bank, and We Are Not Responsible for Any Disclosure by the Underlying ETF

     RBC Dain Rauscher Inc. and one or more of our other affiliates act, from time to time, as Authorized Participants in the distribution of shares of the Underlying ETF, and, at any time, may hold shares of the Underlying ETF. Except for the relationship described in the preceding sentence, Royal Bank is not otherwise affiliated with the Underlying ETF or the issuers of the Constituent Stocks or the stocks comprising the S&P(R) Homebuilders Select IndustryTM Index (the "Underlying Index"). As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the Underlying ETF and many of the Constituent Stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the Underlying ETF or any of the Constituent Stock issuers. You, as an investor in your Note, should make your own investigation into the Underlying ETF and the Constituent Stock issuers.

     Neither the Underlying ETF nor any of the Constituent Stock issuers are involved in this offering of your Note in any way and none of them have any obligation of any sort with respect to your Note. Neither the Underlying ETF nor any of the Constituent Stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Note.

Royal Bank and its Affiliates Have No Affiliation with the ETF company and Are Not Responsible for its Public Disclosure of Information

     Royal Bank and its affiliates are not affiliated with the ETF company in any way (except for licensing arrangements discussed below in "The Underlying ETF") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Underlying ETF. If the ETF company discontinues or suspends the calculation of the Underlying ETF, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor ETF selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor ETF comparable to the Underlying ETF exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion.

See "Specific Terms of the Notes--Market Disruption Event" and "--Discontinuance of or Adjustments to the Underlying ETF; Alteration of Method of Calculation". The ETF company is not involved in the offer of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions that might affect the value of your Notes.

     We have derived the information about the ETF company and the Underlying ETF in this pricing supplement from publicly available information, without independent verification. Neither we, nor any of our affiliates, assume any responsibility for the adequacy or accuracy of the information about the Underlying ETF or ETF company contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Underlying ETF and the Notes.

Historical Performance of the Underlying ETF Should Not Be Taken as an Indication of the Future Performance of the Underlying ETF During the Term of the Notes

     The trading prices of the Underlying ETF Constituent Stocks will determine the price. As a result, it is impossible to predict whether, or the extent to which, the price of the Underlying ETF will rise or fall. Trading prices of the Underlying ETF Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Underlying ETF Constituent Stocks and the price of the Underlying ETF. Accordingly, the historical performance of the Underlying ETF should not be taken as an indication of the future performance of the Underlying ETF.

Trading and Other Transactions by Royal Bank or its Affiliates in the Underlying ETF Constituent Stocks, Futures, Options, Exchange-Traded Funds or Other Derivative Products on the Underlying ETF Constituent Stocks or the Underlying ETF May Impair the Market Value of the Notes.

     As described below under "Use of Proceeds and Hedging", we or one or more affiliates may hedge our obligations under the Notes by purchasing or selling the Underlying ETF Constituent Stocks, futures or options on the Underlying ETF Constituent Stocks or the Underlying ETF, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Underlying ETF Constituent Stocks or the Underlying ETF, and we may adjust these hedges by, among other things, purchasing or selling the Underlying ETF Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Underlying ETF or the Underlying ETF Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may decrease the market price of the Underlying ETF Constituent Stocks and/or the price of the Underlying ETF, and, therefore, decrease the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

     We or one or more of our affiliates may also engage in trading in the Underlying ETF Constituent Stocks and other investments relating to the Underlying ETF Constituent Stocks or the Underlying ETF on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could decrease the market price of the Underlying ETF Constituent Stocks and/or the price of the Underlying ETF and, therefore, decrease the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying ETF Constituent Stocks or the Underlying ETF. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

     As noted above, Royal Bank and its affiliates expect to engage in trading activities related to the Underlying ETF and the Underlying ETF Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests Royal Bank and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the price of the Underlying ETF, could be adverse to the interests of the holders of the Notes.

     Royal Bank and its affiliates may, at present or in the future, engage in business with the issuers of the Underlying ETF Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of Royal Bank or another affiliate of Royal Bank and the interests of holders of the Notes. Moreover, Royal Bank subsidiaries, including RBC Capital Markets Corporation and RBC Dain Rauscher Inc., have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Underlying ETF Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by Royal Bank, RBC Capital Markets Corporation or other affiliates may affect the market price of the Underlying ETF Constituent Stocks and/or the price of the Underlying ETF and, therefore, the market value of the Notes.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

     Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the sections entitled "Summary --What Are the Tax Consequences?" and "Supplemental Tax Considerations" in this pricing supplement, and the section "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

You Will Not Receive Interest Payments on the Notes or Dividend Payments on the Underlying ETF Constituent Stocks or Have Shareholder Rights in the Underlying ETF Constituent Stocks.

     You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Underlying ETF Constituent Stocks. As a holder of the Notes, you will not have voting rights or any other rights that holders of the Underlying ETF Constituent Stocks may have.

The Calculation Agent Can Postpone the Determination of the Final Price or the Maturity Date if a Market Disruption Event Occurs on the Final Valuation Date.

     The determination of the final price may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing price of the Underlying ETF on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

     If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the Underlying ETF that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event".

Neither the Investment Advisor for the Underlying Index nor S&P are Involved in the Issuance of the Notes.

     Neither SSgA Funds Management, Inc. ("SSFM"), the Index Fund's investment advisor, nor S&P, the publisher of the Underlying Index, is involved in the issuance of the Notes. The notes have not been passed on by S&P or SSFM as to their legality or suitability. The notes are not issued, endorsed, sold, or promoted by SSFM or S&P. SSFM AND S&P MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

                               THE UNDERLYING ETF

The S&P(R) Homebuilders Select IndustryTM Index

         We have derived all information regarding the S&P(R) Homebuilders Select IndustryTM Index (the "Underlying Index") contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Standard & Poors (the "Underlying Index Sponsor"). The Underlying Index Sponsor owns the copyright and all other rights to the Underlying Index. The Underlying Index Sponsor has no obligation to continue to publish and may discontinue publication of, the Underlying Index. The Underlying Index Sponsor does not assume any responsibility for the accuracy or completeness of such information. The consequences of the Underlying Index Sponsor discontinuing the Underlying Index are described in "Discontinuance or Modification of the Fund or the Underlying Index" below. Current information regarding the market value of the Underlying Index is available from the Underlying Index Sponsor and from numerous public information sources. We do not make any representation that the publicly available information about the Underlying Index is accurate or complete. The Underlying Index is determined, comprised and calculated by the Underlying Index Sponsor without regard to the notes. Neither we nor the agent, the calculation agent or their affiliates accept any responsibility for the calculation, maintenance or publication, or any error, omission or disruption in the Underlying Index.

         The S&P(R) Homebuilders Select IndustryTM Index is an equal weighted market cap index that is designed to measure the performance of the homebuilders sub-industry portion of the S&P(R) Total Market Index ("S&P(R) TMI"), a benchmark that defines the U.S. equity market.

         The S&P(R) TMI offers broad market exposure to companies of all market capitalization, including all common equities listed on the NYSE, the American Stock Exchange, and the NASDAQ National and Small Cap markets. Only U.S. companies are eligible for inclusion in the S&P(R) TMI.

         Each of the constituent stocks in the Underlying Index (the "Component Stocks") is a constituent company within the homebuilding sub-industry of the S&P(R) TMI.

         Additional information concerning the S&P(R) Homebuilders Select Industry(TM) Index may be obtained at the S&P website
(www.indices.standardandpoors.com). Information contained in the S&P website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

         You can obtain the level of the Underlying Index at any time from the Bloomberg Financial Markets page "SPSIHOTR <Index> <GO>" or from the Standard and Poor's website at www.standardandpoors.com .

The SPDR(R) S&P(R) HOMEBUILDERS ETF

         We have derived all information regarding the Underlying ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P and SSFM. The Underlying ETF is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to the Underlying ETF. The Underlying ETF is an exchange traded fund that trades on the AMEX under the ticker symbol "XHB". The Underlying ETF was incepted on February 6, 2006. Prior to January 8, 2007 the SPDR(R) S&P(R) Homebuilders ETF was known as the SPDR(R) Homebuilders ETF. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

         SSFM is a registered investment company that consists of numerous separate investment portfolios, including the Underlying ETF. Information provided to or filed with the SEC by SSFM pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 012-57442, through the SEC's website at http://www.sec.gov. For additional information regarding SSFM or the Underlying ETF, please see the SSFM's Prospectus, dated October 31, 2007. In addition, information about SSFM and the Underlying ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SSFM Management, Inc. website at http://www.ssgafunds.com/. We make no representation or warranty as to the accuracy or completeness of such information.

         The SPDR(R) Series Trust consists of separate investment portfolios (each, a "SPDR(R) Series Fund"). Each SPDR(R) Series Fund is an index fund that invests in a particular Industry or group of industries represented by a specified Select Industry Index. The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standards ("GICS") from a universe of companies defined by the Underlying Index. The Select Industry Indices (each, a "Select Industry Index") upon which the SPDR(R) Series Funds are based are comprised of the companies in the S&P(R) Total Market Index ("S&P(R) TMI Index"). The investment objective of each Select Industry SPDR(R) Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular industry or group of industries, as represented by a specified market industry index. The Underlying ETF represents the companies that represent the Underlying Index.

         The Underlying Index is derived from the homebuilding segment of the S&P(R) TMI Index, a U.S. total market composite index.

         The information above was compiled from www.ssgafunds.com. We make no representation or warranty as to the accuracy of the information above. The information on www.ssgafunds.com is not, and should not be considered, incorporated by reference therein.

This pricing supplement relates only to the Notes offered hereby and does not relate to the shares of the Underlying ETF. We have derived all disclosures contained in this pricing supplement regarding the Underlying ETF and the Underlying Index from the publicly available documents described in the preceding paragraphs. Neither we nor RBC Capital Markets Corporation or its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying ETF or the Underlying Index in connection with the offering of the Notes. Neither we nor RBC Capital Markets Corporation or its affiliates make any representation that such publicly available documents or any other publicly available information regarding the Underlying ETF or the Underlying Index are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the above that would affect the trading price of the shares of the Underlying ETF (and therefore the payment at maturity) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying ETF or the Underlying Index could affect the value you will receive on the Maturity Date with respect to the Notes and therefore the market value of the Notes.

No one makes any representation to you as to the performance of the shares of the Underlying ETF. As a prospective purchaser of Notes, you should undertake such independent investigation of the Underlying ETF and the Underlying Index as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Discontinuance or Modification of the Underlying ETF or the Underlying ETF Index If the Underlying ETFis de-listed from the AMEX, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Underlying ETF. We refer to any substitute exchange traded fund approved by the calculation agent as a "successor fund". If the Underlying ETF is de-listed from the AMEX and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of the shares of the Underlying ETF by a computation methodology that the calculation agent determines, in its sole discretion, will as closely as reasonably possible replicate the Underlying ETF. If a successor fund is selected or the calculation agent calculates a closing price as a substitute for the shares of the Underlying ETF, that successor fund or closing price will be substituted for the Underlying ETF or closing price of the shares of the Underlying ETF, as applicable for all purposes of this pricing supplement and the notes.

If at any time the Underlying ETF Index is changed in a material respect or if the Underlying ETF in any other way is modified so that it does not, in the sole discretion of the calculation agent, fairly represent the shares of the Underlying ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the sole discretion of the calculation agent, may be necessary in order to arrive at a price of an exchange traded fund comparable to the Underlying ETF or the successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing prices of the shares of the Underlying ETF or the closing price of the shares of the successor fund, as adjusted. Accordingly, if the Underlying ETF or a successor fund is modified in a way that the price of its shares is a fraction or multiple of what it would have been if it had not been modified (e.g., due to a split or a reverse split), then the calculation agent will adjust the price in order to arrive at a price of the shares of the Underlying ETF or shares of the successor fund as if it had not been modified (e.g., as if the split or the reverse split had not occurred). The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

          Historical Performance of the SPDR(R) S&P(R) Homebuilders ETF

     The following chart shows the performance of the SPDR(R) S&P(R) Homebuilders ETF of the period from February 6, 2006 to February 14, 2008.



                            SPDR S&P Homebuilders ETF
                                (Apr-06 - Jan-08)
                                 [CHART OMITTED]



                                                                                                  Period-End
                                               High Intra-Day          Low Intra-Day           Closing Price of
   Period-Start          Period-End             Price of the            Price of the            the Underlying
       Date                 Date               Underlying ETF          Underlying ETF                ETF
       ----                 ----               --------------          --------------                ---
     4/1/2004             6/30/2004                 n/a                     n/a                      n/a
     7/1/2004             9/30/2004                 n/a                     n/a                      n/a
    10/1/2004            12/31/2004                 n/a                     n/a                      n/a

     1/1/2005             3/31/2005                 n/a                     n/a                      n/a
     4/1/2005             6/30/2005                 n/a                     n/a                      n/a
     7/1/2005             9/30/2005                 n/a                     n/a                      n/a
    10/1/2005            12/30/2005                 n/a                     n/a                      n/a

     1/1/2006             3/31/2006                46.39                   41.89                    44.75
     4/1/2006             6/30/2006                46.52                   32.54                    33.98
     7/1/2006             9/29/2006                34.75                   28.78                    32.72
    10/1/2006            12/29/2006                38.88                   32.28                    37.39

     1/1/2007             3/31/2007                40.03                   32.41                    32.55
     4/1/2007             6/30/2007                36.95                   30.23                    30.23
     7/1/2007             9/30/2007                31.17                   20.99                    21.4
    10/1/2007            12/31/2007                24.26                   16.84                    19.35

     1/1/2008             2/14/2008                23.6                    15.22                    20.28

            Sources: Bloomberg L.P. and FactSet Research Systems Inc.

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                           SPECIFIC TERMS OF THE NOTES

     In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of Securities We May Offer--Ownership and Book-Entry Issuance" in the accompanying prospectus.

     The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C" (the "medium-term notes") that we may issue under the senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all medium-term notes are described in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

     Please note that the information about the price to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     We describe the terms of the Notes in more detail below. References to "ETF" mean the SPDR(R) S&P(R) Homebuilders ETF.

Coupon

     We will not pay you interest during the term of the Notes.

Denomination

     We will offer the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof (except that non-U.S. investors may be subject to higher minimums).

Defeasance

     There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

     If the final price is greater than or equal to the initial price, then, at maturity, you will receive a cash payment equal to the lesser of:

     (1) principal amount + (principal amount x percentage change x 3), or

     (2) the maximum redemption amount.

If the final price is less than the initial price, then, at maturity, you will receive a cash payment equal to:

         principal amount + (principal amount x percentage change)

The "maximum redemption amount" is the principal amount multiplied by [128-132]%, TBD on pricing date. The "percentage change" will be calculated as follows:

                                         Final Price - Initial Price
                  Percentage Change =    ---------------------------
                                                Initial Price

where, the "initial price" is the closing price of the Underlying ETF on the initial valuation date and the "final price" is the closing price of the Underlying ETF on the final valuation date.

Maturity Date

     If the maturity date stated on the cover of this pricing supplement is not a business day, then the maturity date will be the next following business day. If the third business day before this applicable day is not the final valuation date referred to below, then the maturity date will be the third business day following the final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

Final Valuation Date

     The final valuation date will be the final valuation date stated on the cover of this pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

Market Disruption Event

     As set forth under "--Payment at Maturity" above, the calculation agent will determine the final price on the final valuation date. As described above, the final valuation date may be postponed and thus the determination of the final price may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing price of the Underlying ETF on the first business day after the final valuation date on which no market disruption event occurs or is continuing as the final price. In no event, however, will the determination of the final price be postponed by more than ten business days.

     If the determination of the final price is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the final price will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the Underlying ETF that would have prevailed in the absence of the market disruption event and determine the final price.

     Any of the following will be a market disruption event:

     o a suspension, absence or material limitation of trading in a material number of ETF Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

     o a suspension, absence or material limitation of trading in option or futures contracts relating to the Underlying ETF or a material number of ETF Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

     o the Underlying ETF is not published, as determined by the calculation agent in its sole discretion; or

     o in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging".

     The following events will not be market disruption events:

     o a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

     o a decision to permanently discontinue trading in the option or futures contracts relating to the Underlying ETF or any ETF Constituent Stocks.

     For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Underlying ETF or any ETF Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

     If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount".

     For the purpose of determining whether the holders of our medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Note outstanding as the principal amount of that Note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities--Modification and Waiver" and "--Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies".

Default Amount

     The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

     o the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

     o the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

     The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

     o    no quotation of the kind referred to above is obtained, or

     o every quotation of that kind obtained is objected to within five business days after the due date as described above.

     If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

     For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

     o A-1 or higher by Standard & Poor's Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

     o P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

     Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

     When we refer to a business day with respect to the Notes, we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

Role of Calculation Agent

     The Bank of New York will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the initial price, the final price, the percentage change and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

                           USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

     In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving sales of securities included in or linked to the Underlying ETF and/or purchases and/or sales of listed and/or over-the-counter options or futures on ETF Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Underlying ETF prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

     o    acquire or dispose of securities of the issuers of ETF Constituent
          Stocks;

     o acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the Underlying ETF or the value of the Underlying ETF Constituent Stocks;

     o acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the price of other similar market indices or stocks; or

     o    any combination of the above three.

     We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of ETF Constituent Stocks, listed or over-the-counter options or futures on ETF Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the Underlying ETF or indices designed to track the performance of the Underlying ETF or other components of the equities market.

     The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" in this pricing supplement for a discussion of these adverse effects.

                         SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

     The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus). It applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

     The United States federal income tax consequences of your investment in the Notes are uncertain. Pursuant to the terms of the Notes, Royal Bank and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Underlying ETF. If your Notes are so treated, you should generally recognize short-term capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Short-term capital gain is not eligible for the favorable tax rates generally applicable to long-term capital gains recognized by non-corporate holders.

     In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Notes should be treated in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement are materially correct.

     Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could assert that your Notes should be treated as a single contingent short-term debt instrument, which could result in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

     On December 7, 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.

Supplemental Canadian Tax Considerations

     The discussion below supplements the discussion under "Certain Income Tax Consequences-- Certain Canadian Income Tax Consequences" in the attached prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus supplement).

     Interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note (including any payment at maturity in excess of the principal amount) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this preliminary pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified in the final pricing supplement. In the future, RBC Capital Markets Corporation, RBC Dain Rauscher Inc. or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about February 29, 2008, which is the fourth (4th) business day following the Trade Date (this settlement cycle being referred to as "T+4"). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the notes as such term is defined in the Securities Act of 1933, as amended.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.





                                       US$


                                   [RBC LOGO]
                              Royal Bank of Canada
                    Senior Global Medium-Term Notes, Series C
                        Enhanced Return (Leveraged) Notes
      Linked to the SPDR(R) S&P(R) Homebuilders ETF, due November 28, 2008


                                February _, 2008